EXHIBIT 10.22

SPECTRA ENERGY CORP
DIRECTORS' SAVINGS PLAN
(As Amended and Restated Effective as of May 1, 2012)

TABLE OF CONTENTS

ARTICLE I ESTABLISHMENT AND PURPOSE OF PLAN		4

ARTICLE II DEFINITIONS		4

ARTICLE III ELIGIBILITY		6
3.1	Eligibility under Predecessor Plan
3.2	General
3.3	Revocation

ARTICLE IV ACCOUNTS		7
4.1	Maintenance of Participant Account
4.2	Phantom Investment Options
4.3	Assumed Amounts
4.4	Investment of Assumed Amounts
4.5	Corporate Transactions

ARTICLE V VESTING		9
5.1	Generally
5.2	Assumed Amounts

ARTICLE VI PAYMENT OF BENEFITS		9
6.1	Amount
6.2	Payment Election
6.3	Source of Payments

ARTICLE VII DEATH BENEFITS		11
7.1	Beneficiary Designation
7.2	No Beneficiary
7.3	Death Before Payment Begins
7.4	Death After Payment Begins
7.5	Payment Timing

ARTICLE VIII AMENDMENT AND TERMINATION		11
8.1	Amendment and Termination

ARTICLE IX ADMINISTRATION		12
9.1	Plan Sponsor
9.2	Named Fiduciary
9.3	Plan Administrator

ARTICLE X CLAIMS PROCEDURE		12
10.1	Claim
10.2	Written Claim
10.3	Compensation Committee Determination
10.4	Notice of Detennination
10.5	Appeal
10.6	Request for Review
10.7	Determination of Appeal
10.8	Hearing
10.9	Decision
10.1	Exhaustion of Appeals
10.11	Compensation Committee's Authority

ARTICLE XI GENERAL PROVISIONS		14
11.1	No Assignment
11.2	Domestic Relations Order
11.3	No Liability
11.4	Unsecured Promise
11.5	Governing Law
11.6	Compliance with Code Section 409A

SPECTRA ENERGY CORP
DIRECTORS' SAVINGS PLAN

ARTICLE I

ESTABLISHMENT AND PURPOSE OF PLAN

The Spectra Energy Corp Directors' Savings Plan (the "Plan") was established by Spectra Energy Corp, effective as of the Distribution Date (as defined below), and is hereby amended and restated effective as of May 1, 2012. The purposes of the Plan are (i) to provide deferred compensation for the Nonemployee Directors of the Board and (ii) to provide for the payment of certain amounts deferred under the Duke Energy Corporation Directors' Savings Plan.

ARTICLE II

DEFINITIONS

Wherever used herein, a pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context.

2.1    ''Account" means the single bookkeeping account established and maintained pursuant to the Plan in the name of each Participant, which Account shall include the following: (i) Fixed Interest Investment Option as defined in Section 4.4(i), (ii) SECS Investment Option as defined in Section 4.1 and (iii) Spectra Stock Deferral Investment Option as defined in Section 4.2.

2.2    "Beneficiary" means the person or persons designated by a Participant, or by another person entitled to receive benefits hereunder, to receive benefits following the death of such person.

2.3    "Board of Directors" or "Board" means the Board of Directors of the Company.

2.4    "Change in Control" shall be deemed to have occurred upon:

(i)
an acquisition subsequent to the Distribution Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) ofthe Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of Company common stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or of its affiliated companies;

(ii)
during any period of two (2) consecutive years (not including any period prior to the Distribution Date), individuals who at the beginning of such period constitute the Board of Directors (and any new Directors whose election to the Board or nomination for election by the Company's shareholders was approved by a vote of at least 2/3 of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(iii)
the consummation, after the Distribution Date, of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of the Company, whether or not the Company is the surviving    Company in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization; or

(iv)
the consummation, after the Distribution Date, of (A) the sale or other disposition of all or substantially all ofthe assets ofthe Company or (B) a complete liquidation or dissolution of the Company, which has been approved by the shareholders of the Company;

provided that in no event shall a Change in Control be deemed to have occurred by reason of any of the events resulting from the separation transaction pursuant to which the Company becomes a separate publicly-held corporation for the first time.

2.5    "Code" means the Internal Revenue Code of 1986, as amended.

2.6    "Company" means Spectra Energy Corp.

2.7    "Compensation" means all retainers, committee chair fees and meeting/committee fees earned by Nonemployee Directors for services actually rendered in conjunction with service on the Board of Directors.

2.8    "Compensation Committee" means the compensation Committee of the Board of
Directors, or its delegate.

2.9    "Deferred Compensation" or "Deferrals" mean Compensation deferred under the Plan.

2.10     "Director" means a member of the Board of Directors.

2.11     "Distribution Date" has the meaning given such term in the Separation and
Distribution Agreement by and between Duke Energy Corporation and Spectra Energy Corp.

2.12     "Duke" means Duke Energy Corporation.

2.13     "Duke Plan" means the Duke Energy Corporation Directors' Savings Plan.

2.14     "Duke Retirement Plan" means the Duke Power Company Retirement Plan for
Outside Directors as it existed on December 31, 1996.

2.15    "Fair Market Value" of a share of common stock means the closing price at which shares of Company common stock were sold on the New York Stock Exchange as indicated in the composite transactions for the day in question or, if such day is not a trading day for such exchange, for the most recent trading day preceding such day.

2.16    "Nonemployee Director" means a member of the Board of Directors who is not employed by Spectra Energy Corp or any of its affiliated companies.

2.17     "Participant" means a Nonemployee Director who is eligible to participate in the Plan.

2.18    "Phantom Stock Unit" means a unit of measure which is equal in value to one share of Company common stock.

2.19     "Plan" means this Spectra Energy Corp Directors' Savings Plan.

2.20     "Separation From Service" means a Participant's separation from service on the
Board of Directors with the meaning of Code Section 409A.

ARTICLE III

ELIGIBILITY

3.1    Eligibility under Predecessor Plan. Any active Nonemployee Director who made a timely deferral election under the Duke Plan prior to the Distribution Date will be eligible to participate in the Plan on and after the Distribution Date. Moreover, any individual with respect to whom "Assumed Amounts" (as defined in Section 4.3) are credited hereunder shall automatically participate, and be a Participant, in the Plan with respect to such Assumed Amounts as of the Distribution Date.

3.2    General. Any individual who is not described in Section 3.1 and who becomes a Nonemployee Director will become a Participant in the Plan upon beginning to serve as a member of the Board of Directors. By no later than thirty (30) days after becoming a Nonemployee Director, the Nonemployee Director may file with the Company an irrevocable election, utilizing such form as the Company shall prescribe, to defer under the Plan a specified portion of such Compensation that would otherwise be currently payable, that the Nonemployee Director may earn subsequent to the date the election form is filed with the Company. A Nonemployee Director may at any time make a new irrevocable election that shall be applicable only to Compensation earned after the end of the calendar year during which the election form was filed with the Company. By not later than the date specified by the Company, which shall be within thirty (30) days after the date that a Nonemployee Director is granted a Phantom Stock Unit under a Company-sponsored long-term incentive plan (including, but not limited to, the Company's 2007 Long-Term Incentive Plan), the Nonemployee

Director may file with the Company an irrevocable election, utilizing such form as the Company shall prescribe, to defer under the Plan payment of Phantom Stock Units covered by such award in accordance with the provisions of such long-term incentive plan, provided that such election is consistent with the subsequent deferral election provisions of Code Section 409A.

3.3    Revocation. An election to defer Compensation pursuant to Section 3.1 will remain in effect until revoked, except that no revocation will be effective unless is it made prior to the beginning of the calendar year to which it relates.

ARTICLE IV

ACCOUNTS

4.1    Maintenance of Participant Account.     An Account shall be established and
maintained in the name of each Participant. The Account shall reflect amounts credited thereto pursuant to the Participant's deferrals of Compensation earned on or after the Distribution Date, and to Elective Phantom Stock Unit Deferrals, with adjustments for investment performance as specified in this Section 4.1 and charges for Plan benefits paid (or amounts forfeited). Except to the extent otherwise provided in the Plan, each Participant shall direct, in accordance with rules and procedures established by the Compensation Committee or its designee, the "investment" of the Participant's Account among phantom investment options, which are bookkeeping devices without actual asset portfolios, that correspond to the investment options available under the Spectra Energy Corp Executive Savings Plan, which, in turn, correspond to the investment funds available for investment under the Spectra Energy Retirement Savings Plan ("RSP"). In this regard, the Plan's investment option that corresponds to the RSP's Spectra Energy Corp Common Stock Fund shall be referred to as the "SECS Investment Option." The portion of the Participant's Account that is "invested" in a particular investment option shall be adjusted monthly (or on such more frequent basis approved by the Company), upward or downward, to reflect the investment performance experienced for the respective period on like amounts invested in the corresponding RSP investment fund, although no actual investment will be made in the RSP investment fund on behalf of the Participant's Account.

In connection with the deferral of Compensation that is not otherwise payable only as Company common stock, such Deferred Compensation shall be invested in such open investment option(s) as the Participant shall direct.

4.2    Phantom Investment Options. In connection with Elective Phantom Stock Unit Deferrals, deferred payment on a Phantom Stock Unit, upon such unit becoming vested, will automatically be credited, on the basis ofthe Fair Market Value of a share of Company common stock, as of the respective crediting date, and maintained as a unit of a phantom investment option, in the "Spectra Stock Deferral Investment Option," which shall correspond to the RSP's Spectra Energy Corp Common Stock Fund. The Participant (or, if deceased, the Participant's Beneficiary) may not elect to transfer amounts from the Spectra Stock Deferral Investment Option to any other investment option(s). The Spectra Stock Deferral Investment Option shall not be open to any deferral other than an Elective Phantom Stock Unit Deferral, or to any elective transfer from any other investment option.

Except for amounts invested in the Spectra Stock Deferral Investment Option, the Participant (or, if the Participant is deceased, the Participant's beneficiary) may elect subsequent transfer of amounts from any investment option to any open investment option(s) on a monthly basis (or on such more frequent basis approved by the Company).

4.3    Assumed Amounts. The Company has assumed the deferred compensation obligations under the Duke Plan with respect to certain Participants who previously served as non-employee directors of Duke ("Assumed Amounts"). The Assumed Amounts credited to Accounts hereunder shall remain subject to the same vesting schedule and elections (including deferral and distribution elections) and beneficiary designations that were controlling under the Duke Plan immediately prior to the Distribution Date until a new election is made in accordance with the terms of this Plan, which by its terms, supersedes the prior election.

4.4    Investment of Assumed Amounts. Except as provided below, upon the Distribution Date, the Assumed Amounts shall be subject to the same investment elections, and deemed invested in the same investment options, that were controlling under the Duke Plan immediately prior to the Distribution Date until a new election is made in accordance with the terms of this Plan, which by its terms, supersedes the prior election; provided, however, that unless otherwise provided below, an investment election relating to the "DECS Investment Option" under the Duke Plan is deemed to apply to the SECS Investment Option. Notwithstanding the preceding sentence, the following additional provisions shall apply to the deemed investment of the Assumed Amounts:

(i)
Any Assumed Amounts that, immediately prior to the Distribution Date, were invested in the investment option that credited interest at the fixed rates applicable under the Duke Power Company Compensation Deferral Plan for Outside Directors as it existed on December 31, 1996 (the "Fixed Interest Investment Option") and the Duke Energy Corporation Retirement Savings Plan's Money Market Fund under the Duke Plan (the "Money Market Fund") shall continue to be invested in such options. A Participant (or, if the Participant is deceased, the Participant's Beneficiary) may elect to transfer amounts from such investment options to any open investment option, but the Fixed Interest Investment Option and the Money Market Fund shall be closed to additional deferrals and to transfers from any other investment option.

4.5    Corporate Transactions. If there shall occur any merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Duke or the Company, or any similar corporate transaction or event in respect of such shares, then the Compensation Committee shall, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of this Plan, cause a proportionate adjustment to be made in number and kind of shares deemed held under the Plan. Moreover, in the event of any such transaction or event, the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding shares under the Plan such alternative consideration as it, in good faith, may determine to be equitable under the circumstances.

ARTICLE V

VESTING

5.1    Generally.    A Participant is 100% vested in his Account except to the extent otherwise provided in Section 5.2.

5.2    Assumed Amounts. The portion of the Assumed Amounts that is attributable to the Participant's participation in the Duke Retirement Plan, as adjusted for investment performance after December 31, 1996, shall vest upon Separation From Service (i) on account of death or disability, (ii) after attaining age 62, or (iii) on account of, or after, a Change in Control. Otherwise, such portion, as so adjusted, shall be forfeited upon Separation From Service.

ARTICLE VI

PAYMENT OF BENEFITS

6.1     Amount. Except as otherwise provided in Section 4.3 or Section 5.2, following
Separation from Service, a Participant will receive, or will begin to receive, payment of his benefits under this Plan, which consist of the portion of his Account that is vested, as determined under Article V.

6.2     Payment Election.

(a)
A Nonemployee Director who is eligible to participate in the Plan under Section 3.2 must elect his form of benefit payment before earning any Compensation that is deferred under the Plan and before any Phantom Stock Units are credited to the Participant's Account. Such election is made by completing the form prescribed by the Company and filing the completed form with, and acceptance by, the Company. Failure to timely elect a benefit payment form shall result in a deemed election of five annual installment payments. The election of a benefit payment form is irrevocable, except that a Participant may change his benefit payment form election by completing a new election form and filing the completed form with, and acceptance by, the Company; provided, however, that the Nonemployee Director has not filed a payment election form within the prior

12 months. With respect to amounts deferred under Sub-Plan II (as defined in
Section 11.6), except where the payment of the Participant's benefit is due to death or disability (within the meaning of Code Section 409A), (i) a Participant's election to change the form of benefit payment shall become effective one year from the date on which the election form was filed with the Company, but only if the Participant continued to serve on the Board of Directors throughout such one year period, and (ii) any lump sum or installment form of payment that is changed by the Participant's election pursuant to this paragraph will be paid or commence being paid not earlier than five years from the date such payment would otherwise have been paid.

(b)	The alternative forms of benefit payment under the Plan are: (1)

(1)    Single lump sum payment;
(2)     Five annual installments;
(3)     Ten annual installments.

(c)
If the Participant is to be paid in a single lump sum payment, the Participant will receive a single cash payment equal to the balance of the vested portion of the Participant's Account that is then invested in any investment option other than the SECS Investment Option or the Spectra Stock Deferral Investment Option. The balance of the vested portion of the Participant's Account that is then invested in the SECS Investment Option and the Spectra Stock Deferral Investment Option will be paid in whole shares of Company common stock, valued at Fair Market Value on the last day of the month that immediately precedes the month of payment, with any fractional share paid in cash. Cash payment amounts will be calculated as of the last day of the month, and after any interest credited at fixed rate(s) has been allocated for the month, that immediately precedes the month of payment. A single lump sum payment shall be paid as soon as administratively feasible after the cash amount and number of whole shares of Company common stock that are to be included in the payment have been determined, including the cash amount for any fractional share, but not later than sixty (60) days after Separation From Service, as provided under Sections 4.3 and 5.2. To the extent that the delivery of any shares of Company common stock to a Participant under this Plan otherwise would cause all or any portion of the Plan to be considered an "equity compensation plan" as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule (the "Listed Company Manual"), then such shares shall be paid from, and shall count against the share reserve of, a Company-sponsored "equity compensation plan" designated by the Compensation Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.

(d)
If a Participant is to be paid in either five or ten annual installments, the cash amount and number of whole shares of Company common stock to be included in a particular annual installment will be determined by the Company utilizing the same valuation methodology provided in Section 6.2(c), applied as of the December 31 that immediately precedes the month of payment of that installment, and divided by the installments then remaining, to obtain the cash amount and the number of whole shares of Company common stock, including the cash amount for any fractional share, to be paid in the current installment. Notwithstanding the previous sentence, the first annual installment payment will be determined using the same methodology, but applied as of the last day of the month that immediately precedes the payment of such first annual installment. An annual installment shall be paid as promptly as administratively feasible after the cash amount and number of whole shares of Company common stock, including the cash amount for any fractional share, that are to be included in the installment have been determined, but payments must commence not later than sixty (60) days after Separation From Service, as provided under Sections 4.3 and 5.2, and each successive installment payment shall be paid not later than sixty (60) days after each December 31st following such Separation From Service.

6.3    Source of Payments. All payments under the Plan will be made from the general funds of the Company. The Company may, at its discretion, establish a grantor trust, commonly known as a "rabbi" trust, to hold Company assets, which may include, shares of Company common stock from which the Company may make benefit payments.

ARTICLE VII

DEATH BENEFITS

7.1    Beneficiarv Designation.    In accordance with procedures established by the
Company, each Participant shall designate a Beneficiary or Beneficiaries to receive payment of his vested unpaid Account upon his death, as provided in Section 7.3 or Section 7.4 below.

7.2    No Beneficiary. If a deceased Participant did not designate a Beneficiary, or if the designated Beneficiary should predecease the Participant or be the Participant's estate, the death benefit of the Participant shall be paid to the estate of the Participant in a single cash payment within sixty (60) days following the date of the Participant's death.

7.3    Death Before Payment Begins. If a Participant should die before Plan benefits have commenced, payments will be made to his or her Beneficiary, as a death benefit, in the same alternate form selected by the Participant under Section 6.2(b), except where Section 7.2 would be applicable.

7.4    Death After Payment Begins. If a Participant should die after Plan benefits have commenced, payments will continue to be made, as a death benefit, to his or her Beneficiary or Beneficiaries in the alternate form selected by the Participant, except where Section 7.2 would be applicable.

7.5    Payment Timing. All payments made to a Participant's beneficiary or estate shall be made in accordance with the timing of payment requirements of Article VI.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1    Amendment and Termination.

The Board of Directors may, in its discretion:

(i)	Terminate the plan with respect to future participants or future benefit accruals for current Participants; and

(ii)     Amend the Plan in any respect, at any time.

No such termination or amendment may reduce the amount of any then accrued benefit of any Participant and any attempt to do so shall be void.

ARTICLE IX

ADMINISTRATION

9.1    Plan Sponsor. The Company is the Plan sponsor.

9.2    Named Fiduciary. The Compensation Committee is the named fiduciary of the Plan and as such shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in this Plan document. The named fiduciary may designate persons other than the named fiduciary to carry out fiduciary responsibilities under the Plan. Any such allocation or designation must be in writing and must be accepted in writing by any such other person.

9.3    Plan Administrator. The Compensation Committee is the administrator of the Plan. As administrator, the Compensation Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan. The Compensation Committee has the discretion as a Plan fiduciary (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing. A decision of the Compensation Committee with respect to any matter pertaining to the Plan including, without limitation, the individuals determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all persons and entities. No Compensation Committee member shall participate in any decision of the Compensation Committee that would directly and specifically affect the timing or amount of his or her benefits under the Plan, except to the extent that such decision applies to all Participants under the Plan.

ARTICLE X

CLAIMS PROCEDURE

10.1    Claim. A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the claimant's rights to future benefits under the terms of the Plan shall be considered to be a claim.

10.2    Written Claim. A claim for benefits will be considered as having been made when submitted in writing by the claimant (or by such claimant's authorized representative) to the Compensation Committee. No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled. The claim may be delivered personally during business hours or mailed to the Compensation Committee.

10.3    Compensation Committee Determination. The Compensation Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice

90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

10.4    Notice of Determination. The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(i)	The specific reason(s) for the denial.

(ii)	Specific reference to pertinent Plan provisions on which the denial is based.

(iii)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(iv)	Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

10.5    Appeal. If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Compensation Committee requesting that the claim be reviewed. The Compensation Committee shall conduct a full and fair review of each appealed claim and its denial. Unless the Compensation Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Compensation Committee.

10.6    Request for Review. The request for review of a denied claim must be made in writing. In connection with making such request, the claimant or his authorized representative may:

(i)     Review pertinent documents.

(ii)     Submit issues and comments in writing.

10.7    Determination of Appeal. The decision of the Compensation Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review. However, if special circumstances (for example, if the Compensation Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review. However, if the Compensation Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan's receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting. In such case, a decision may be made by no later than the date of the second meeting following the Plan's receipt of the request for review. If special circumstances (for example, if the Compensation Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan's receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension. The decision on review shall be in writing and shall be furnished to the claimant or his authorized representative within the appropriate time for the decision. If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.

10.8    Hearing. The Compensation Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

10.9    Decision. The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

10.10    Exhaustion of Appeals. A person must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan.

10.11    Compensation Committee's Authority. The Compensation Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (i) to interpret and construe the Plan and any rules or regulations under the Plan, (ii) to determine the eligibility ofNonemployee Directors to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (iii) to make factual determinations in connection with any of the foregoing.

ARTICLE XI

GENERAL PROVISIONS

11.1     No Assignment. Except as provided under Section 11.2 with respect to a DRO, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge these benefits shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to the benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then the right or benefit, in the discretion of the Committee, shall cease. In these circumstances, the Committee may hold or apply the benefit payment or payments, or any part of it, for the benefit of the Participant or his

Beneficiary, the Participant's spouse, children, or other dependents, or any of them, in any manner and in any portion that the Committee may deem proper.

11.2    Domestic Relations Order. The anti-alienation restrictions of Section 11.1 shall not apply to a domestic relations order (as defined in Code Section 414(p)(1)(B)) (a "DRO"). The Committee may direct the acceleration of payment of all or a portion of a Participant's Account and pay such amount to an individual other than the Participant to the extent necessary to fulfill the requirements of a DRO. The rules set forth in Section 6.2(a) governing subsequent changes in the Participant's benefit payment election shall not apply to any change in the form and timing of payment to the extent that such election is reflected in, or made in accordance with, the terms of a DRO.

11.3    No Liability. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to benefits under this Plan.

11.4    Unsecured Promise. The Company's obligations under this Plan shall be as unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan. The Company may establish a grantor trust to assist it in meeting its obligations under this Plan. The Company shall not be obligated to establish such a trust, and if established, the Company shall not be obligated to make contributions to the trust.

11.5    Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Texas to the extent that such laws are not preempted by Federal law.

11.6    Compliance with Code Section 409A.    The Plan is divided into two separate deferred compensation sub-plans, one of which shall be named "Sub-Plan r and the other shall be named "Sub-Plan IF'. Sub-Plan I shall include only "amounts deferred" before January 1,
2005 (within the meaning of Code Section 409A) under the Duke Plan, and earnings thereon, and such deferred compensation shall be subject to the applicable provisions of the Duke Plan as in effect on October 3, 2004, as modified herein, and as Sub-Plan I is subsequently amended or otherwise changed, except as would result in such deferred compensation becoming subject to Code Section 409A. The adoption and amendment of the Plan is not intended to be a "material modification" (within the meaning of Code Section 409A) with respect to amounts governed by Sub-Plan I. Sub-Plan II shall include only "amounts deferred" after December 31, 2004, and earnings thereon, and such deferred compensation shall be subject to the provisions of the Plan as in effect on the Distribution Date, as subsequently amended or otherwise changed. The Company intends Sub-Plan II to comply with the provisions of Code Section 409A. Sub-Plan II shall be construed, administered and governed in a manner that effectuates such intent, and no action shall be taken that would be inconsistent with such intent. To the extent that any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Code Section 409A.

IN WITNESS WHEREOF, this amendment and restatement of the Plan is executed on behalf of the Company this 1st day of May, 2012.

SPECTRA ENERGY CORP
By: ___________________________
Name: Dorothy M. Ables
Title: Chief Administrative Officer